Exhibit 99.1

Prominent Developer Carl Dranoff Sells Six Philadelphia Area Apartment Communities to Aimco
PHILADELPHIA, PA and DENVER, CO, April 16, 2018 - Dranoff Properties, Inc. and Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today a transaction in which Dranoff Properties will sell Aimco its apartment community holdings in the Philadelphia MSA for a purchase price of $445 million. The portfolio includes six properties, comprising 1,006 existing apartment homes, 110 apartment homes under construction, and 185,000 square feet of office and retail space.
The “A” quality portfolio developed by Dranoff Properties includes Locust on the Park in the Fitler Square neighborhood, 777 South Broad and Southstar Lofts on the Avenue of the Arts, The Left Bank in University City, The Victor in Camden, NJ, and One Ardmore Place in Lower Merion Township. Each property tells a unique story about Philadelphia’s history and revival and all have been integral to its reemergence as a dynamic, world-class city.
“Over the past twenty years, we’ve developed and assembled a portfolio of rental properties that has redefined luxury living in the Philadelphia region. With a pipeline of new and exciting projects on the horizon, the timing is right to sell six of our premier properties to Aimco and become a major investor in the company. Aimco’s expansion and commitment to Philadelphia make them ideal stewards of these trophy assets that we carefully built, owned and managed,” said Carl Dranoff, Founder and CEO of Dranoff Properties. “I am incredibly enthusiastic about the future of Dranoff Properties as we begin our third decade. Propelled by a strong capital base, powerful brand and deep talent pool, we look forward to delivering a fresh new generation of transformative projects in the Philadelphia region and beyond.”
“We are thrilled to acquire these well-located communities in Philadelphia, a market we know and like,” said Aimco Chairman/CEO Terry Considine. “I appreciate the significant investment in Aimco made by highly regarded local developer Carl Dranoff and the faith he has in our ability to manage these assets, guarding their quality and providing excellent service to their residents. Carl and his talented team have transformed residential living in Philadelphia. I wish them continued success.”
The acquisitions from Dranoff Properties are expected to close in 2Q18, except for the purchase of One Ardmore Place which is expected to close in 1H19, after completion of construction.
“We continue to be bullish on Philadelphia whose stable and diversified economy is enjoying a growth spurt. Center City and University City’s ‘eds and meds’ rival Cambridge and Palo Alto with their highly educated workforces and the city provides a cost-effective alternative to the other Northeastern hubs of Washington D.C., New York, and Boston,” commented Aimco Executive Vice President Wes Powell, who led the Aimco acquisition team.

About Dranoff Properties, Inc.
Dranoff Properties is one of the nation’s leading multifamily developers, based in Philadelphia, PA. Founded in 1997 by Carl E. Dranoff, Dranoff Properties specializes in transforming urban neighborhoods into unparalleled residential and mixed-use destinations that attract new residents, retailers, and businesses. Dranoff operates with a hands-on, detail-oriented philosophy designed to ensure that each property sets industry benchmarks. The company prides itself on creating compelling spaces that are meticulously detailed and unmistakably Dranoff quality, delivering complete live, work and play communities.

About Aimco
Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 180 communities in 22 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Contact for Dranoff Properties:
Barbara Gall Sheehan
(610) 772-3095
Barbara@madisongall.com

Contact for Aimco:
Cindy Lempke, Aimco Director of Communications
(303) 408-5214
Cindy.lempke@aimco.com